Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen Insured Tax-Free Advantage Municipal Fund
333-100320, 811-21213




Additional shares of the preferred class of the registrants securities have been registered, as stated in the Amendment and Restatement of Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate Cumulative Preferred Shares dated October 12, 2009,which was filed as Exhibit A.2 to the Registrants N-2 filing on November 12, 2009,
Accession No. 0001193125-09-232701.